                                                                     EXHIBIT 5.3

                   [LETTERHEAD OF RICHARDS, LAYTON & FINGER]



                                  June 2, 1997



BFC Capital Trust I
c/o  Day Edwards Federman
  Propester & Christensen, P.C.
2900 Oklahoma Tower, 210 Park Avenue
Oklahoma City, OK  73102-5605


          Re:  BFC Capital Trust I
               -------------------


Ladies and Gentlemen:

          We have acted as special Delaware counsel for BFC Capital Trust I, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

          (a) The Certificate of Trust of the Trust, dated January 28, 1997 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on January 28, 1997;

          (b) The Declaration of Trust of the Trust, dated as of January 28, 1997, as amended and restated by the Amended and Restated Declaration of Trust

BFC Capital Trust I
June 2, 1997
Page 2



               of the Trust, dated as of February 4, 1997 (including Exhibits A, C and E thereto) (collectively, the "Declaration"), among BancFirst Corporation, an Oklahoma corporation (the "Company"), as Sponsor, the trustees of the Trust named therein (collectively, the "Trustees") and the holders, from time to time, of undivided beneficial interests in the assets of the Trust;

          (c) The Registration Statement (the "Registration Statement") on Form S-4, including a prospectus with respect to the Company and the Trust (the "Prospectus"), relating to, among other things, the 9.65% Capital Securities, Series B, of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, an "Exchange Security" and collectively, the "Exchange Securities"), filed by the Company and the Trust with the Securities and Exchange Commission; and

          (d) A Certificate of Good Standing for the Trust, dated June 2, 1997, obtained from the Secretary of State.

          Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration.

          For purposes of this opinion, we have not reviewed any documents other than the documents listed above, and we have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          For purposes of this opinion, we have assumed (i) that the Declaration constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Declaration and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation,

BFC Capital Trust I
June 2, 1997
Page 3



organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us,
(vi) the receipt by each Person to whom an Exchange Security is to be issued by the Trust (collectively, the "Security Holders") of a certificate for such Exchange Security and the payment for the Exchange Security acquired by it, in accordance with the Declaration and the Prospectus, and (vii) that the Exchange Securities are issued and sold to the Security Holders in accordance with the Declaration and the Prospectus. We have not participated in the preparation of the Prospectus and assume no responsibility for its contents.

          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act.

          2. When issued and sold, the Exchange Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

          3. The Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Security Holders may be obligated to make payments as set forth in the Declaration.

          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

BFC Capital Trust I
June 2, 1997
Page 4



                                      Very truly yours,

                                      /s/ Richards, Layton & Finger

                                      Richards, Layton & Finger



EAM